Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-8306, 33-27367, 33-37432, 333-40595, 33-57330, 33-58745, 333-84149, 333-60946, 333-102542, 333-128747, 333-129856 and Form S-3ASR No. 333-144193) of our reports dated August 25, 2008, with respect to the consolidated financial statements and schedule of Linear Technology Corporation and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended June 29, 2008.

/s/ Ernst & Young LLP

San Jose, California
August 25, 2008